EXHIBIT 4.2


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


            Amendment No. 1, dated as of August 28, 2001 ("Amendment No. 1"), between Westvaco Corporation, a Delaware corporation (the "Company"), and The Bank of New York, as rights agent (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent entered into a Rights Agreement on September 23, 1997 (the "Rights Agreement");

            WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement); and

            WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof.

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 1, the parties hereby agree as follows:

            Section 1. Amendment to Definition of "Acquiring Person." Section
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1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: "Notwithstanding the foregoing, neither The Mead Corporation ("Mead"), MW Holding Corporation ("Parent"), Michael Merger Sub Corporation ("Michael Merger Sub"), William Merger Sub Corporation ("William Merger Sub") nor any of their respective Affiliates shall become an Acquiring Person as a result of the execution of the Agreement and Plan of Merger, dated as of August 28, 2001 by and among Parent, Michael Merger Sub, William Merger Sub, the Company and Mead (as the same may be amended from time to time, the "Merger Agreement") or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement."

            Section 2. Amendment to Section 7(a). Section 7(a) of the Rights
                       -------------------------
Agreement is amended by deleting the words following the words "as to which the Rights are exercised," and replacing such deleted words with the following:
"prior to the earliest of (i) the close of business on December 8, 2007 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) such time as a certificate of merger (the "Merger Certificate") is duly filed with the Secretary of State of Delaware pursuant to Section 1.4 of the Merger Agreement or at such later effective time as is specified in the Merger Certificate."

            Section 3. Rights Agreement as Amended. The term "Agreement" or
                       ---------------------------
"Rights Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

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            Section 4. Counterparts. This Amendment may be executed in any
                       ------------
number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one of the same instrument.

            Section 5. Governing Law. This Amendment shall be deemed to be a
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contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely with such State.

            Section 6.  Descriptive Headings.  Descriptive headings of the
                        --------------------
several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                                      * * *

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first above written.


                                    WESTVACO CORPORATION


                                    By: /s/  John W. Hetherington
                                        --------------------------------------
                                    Name:  John W. Hetherington
                                    Title: Vice President and
                                           Secretary



                                    THE BANK OF NEW YORK


                                    By: /s/  John I. Sivertsen
                                        --------------------------------------
                                    Name: John I. Sivertsen
                                    Title: Vice President




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